EXHIBIT 4.1

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this “Agreement”) is entered into this 25 day of JULY 2008 (the “Effective Date”), between CARBON REDUCER, INDUSTRIES SDN.BHD., a Malaysian corporation, whose address is No. 2F/2F1, Jalan Pulai Perdana 11/1, Taman Sri Pulai Perdana, 81110, Kangkar Pulai, Johor, Malaysia 9 ( CRI ) and CARBON CREDITS INTERNATIONAL, INC. a Nevada corporation (“Licensee” CCII).

RECITALS

WHEREAS CRI has developed certain energy reduction products as more particularly described on Exhibit “A” attached hereto (the “CRI Products”); and

WHEREAS CRI desires to grant to Licensee an exclusive license to distribute, market, advertise, and sublicense the CRI Products throughout the Territory (as described below) upon the terms and conditions set forth herein.

AGREEMENT

1.           GRANT OF RIGHTS.  CRI hereby grants to Licensee an exclusive, non-transferable right and license throughout the Territory to distribute, market, advertise and sublicense the CRI Products throughout the Territory during the Term. In addition, Licensee shall have the exclusive, non-transferable right and license throughout the Territory to distribute, market, advertise and sublicense any future CRI Products developed by CRI throughout the Territory during the Term.

2.           TERM.  The term of this Agreement shall commence upon the date hereof and shall continue in perpetuity except as otherwise provided in this Agreement. (the “Term”).

3.           TERRITORY. The territory shall be the world (the “Territory”).

4.           PRODUCT DISTRIBUTION PRICING.  Licensee shall distribute CRI Products from CRI upon a mutually acceptable pricing schedule for each of the CRI Products to be provided by CRI upon the execution of this Agreement.

5.           MARKETING COSTS AND EXPENSES. Except as otherwise set forth in this Agreement, Licensee shall be responsible for all of its marketing costs and related expenses.

6.           WARRANTY, MAINTENANCE AND SUPPORT.  CRI hereby agrees to warrant all CRI Products distributed by Licensee and Licensee’s customers in accordance with CRI’s established warranty policies, as amended from time to time. CRI also agrees to maintain and support the CRI Products, and to provide upgrades, modifications and enhancements to Licensee and its customers at CRI’s sole cost and expense. Licensee shall incur no obligation to warrant, support or maintain any of the CRI Products distributed by Licensee. For purposes of this paragraph, “Licensee’s customers” shall include Licensee’s direct customers or end-users, and any sub-distributor of Licensee and the customers or end-users of any such sub-distributor.

7.           REPRESENTATIONS AND WARRANTIES OF CRI.  CRI represents and warrants to Licensee that it owns all right, title and interest in and to the CRI Products, has full authority to enter into this Agreement and effectuate the transactions contemplated hereunder, and that executing this Agreement shall not infringe upon any third party right.

8.           REPRESENTATIONS AND WARRATIES OF LICENSEE.  Licensee represents and warrants to CRI that it has obtained any and all necessary approvals, and has the authority to enter into this Agreement.

9.           GENERAL.

9.1.                 Governing Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Nevada courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in such Nevada courts and not elsewhere.

9.2.                 Assignment. Neither party shall assign any of its rights or obligations under this Agreement other than, with prior written consent of the other, to an entity owning or acquiring all or substantially all of its stock or assets.

9.3.                 Publicity; Licensee Marks.  In no event shall CRI or Licensee publish or otherwise release any press release or other article, announcement or publication concerning this Agreement or the subject matter related hereto without first obtaining the other party’s written approval thereof, and to the content and timing thereof, which approval may be given in its sole discretion.  In no event shall CRI or Licensee use any trademark, service mark, or trade name of the other party without the prior written approval of the rights-holder in such trademark, service mark, or trade name.

9.4.                 Remedies.  To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

9.5.                 Confidentiality.  Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as “trade secret” for so long as the information remains secret, and (iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the CRI Products which Licensee may carry out under this Agreement.  All business terms of this Agreement are to be considered as confidential.  Except as otherwise specified in section (ii) of this Section 10.4, these obligations shall survive for a period of two (2) years following the date of the termination of the Term, but such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available.  Notwithstanding anything to the contrary contained in this Section 10.5, it shall not be deemed to be a breach of this Section 10.5 or of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law, prior written notice of such disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.

9.6.                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter.  No change to this Agreement will be effective unless made in writing and signed by both parties.

9.7.                 Headings.  The use of headings in each Section of this Agreement are for convenience only and will have no legal effect whatsoever.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

	CARBON REDUCER INDUSTRIES SDN. BHD.		CARBON CREDITS INTERNATIONAL, INC.

By:	/s/ Dr. Prabaharan Subramaniam	By:	/s/ Hans J. Schulte
	Dr. Prabaharan Subramaniam		Hans J. Schulte
	Its: President		Its: President

By:	/s/ Hans J. Schulte
Hans J. Schulte, Director

EXHIBIT A

Description of CRI Products

110/120 volt, single phase and 220/230 volt three phase products,
The product is an energy-optimization device installed in between the DB and the electrical load. The model numbers (see attached product description) are: RT1-6.5K, RT1-15K, RT3-22.5K, and RT3-43K.

Energy-Optimization Device Specifications

Rated Voltage: 200V-260 VAC 60Hz
Insulating Resistance: 50M Ohm (DC500VM)
Ambient Temperature: 0oC - 55oC
Storage Temperature: -(10)oC - 70oC+
Ambient Humidity: 45 - 84% RH
Over current: 10KV 0.3 / SEC, 150% normal current

Model No.	Width	Height	Depth	Weight	Capacity	Rated Current	Power Supply

RT1-6.5K	250mm	300mm	250mm	15kg	6.5kVA	30A	200V-260 VAC 60Hz

RT1-15K	350mm	350mm	270mm	32kg	15kVA	63A	200V-260 VAC 60Hz

RT3-22.5K	600mm	600mm	270mm	52kg	22.5kVA	3Øx30A	200V-260 VAC 60Hz

RT3-43K	600mm	600mm	270mm	90kg	43kVA	3Øx60A	200V-260 VAC 60Hz

2)	EOD Assembly Drawing

3)	Energy-Optimization Device Pictures